EX-99.B(p)(5)

Galliard Capital Management, Inc.

Code of Ethics

Appendix A

GALLIARD CAPITAL MANAGEMENT, INC.

CODE OF ETHICS PROCEDURES

POLICY: The Managing Partner of Galliard in charge of compliance shall be the responsible for administrating the Code of Ethics including all procedures, reporting, reviews and approvals required by the Code, and shall designate the Compliance Manager if different than himself.

PROCEDURE:

1. Initial Employee Acknowledgment

•	Compliance Manager shall review the Galliard and Wells Fargo Code of Ethics with all new employees promptly upon arrival at Galliard.

•	Employee shall complete the Employee Initial Acknowledgment form and return to compliance manager by the 10th day of employment.

•	Compliance Manager shall review holdings and inform Employee of any conflict of interest or other issues with the Code. Employee shall take such action as required to comply with the Code.

2. Annual Review of Code of Ethics

•	Each year by February 28th, Compliance Manager shall set up a meeting to review the Galliard Code of Ethics, Wells Fargo Code of Ethics and AIMR Code of Ethics with all Employees. Attendance will be recorded.

•	Those Employees who cannot attend, will receive the review materials individually and acknowledge they have reviewed all materials presented and the Codes.

•	Compliance Manager shall report the review is completed to appropriate Wells Fargo Code Administrator as required by the Wells Fargo Code of Ethics.

3. Annual Employee Acknowledgment

•	Every Employee is required to complete the Annual Employee Acknowledgment form and return it to the compliance manager for review by February 28.

•	Compliance Manager shall review all Employee holdings and inform Employee of any conflict of interest or other issues with the Code. Employee shall take such action as required to comply with the Code.

4. Review of Security Transactions

•	Employees are required to have duplicate confirmations for all non-exempt personal security transactions in all personal securities accounts promptly forwarded to Compliance Manager.

•	Compliance Manager shall review all transactions as received for potential conflicts of interest or other issues with the Codes.

5. Pre-approval Process

•	Employee shall complete Request for Personal Security Pre-Approval form and submit it to Compliance Manager before any transaction requiring pre-approval under the Code.

•	Compliance Manager shall promptly review all requests and notify Employee whether proposed transaction is approved or not approved.

•	Employee shall provide final details of transaction through regular confirmation process or by other report.